7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2007 RESULTS

        Evansville, Indiana, August 23, 2007 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the second quarter ended August 4, 2007.   Net sales increased 5.4 percent to $154.8 million for the thirteen-week period ended August 4, 2007 compared to sales of $146.9 million for the thirteen-week period ended July 29, 2006. Comparable store sales for the thirteen-week period ended August 4, 2007 decreased 7.1 percent compared to the thirteen-week period last year ended August 5, 2006.

        The gross profit margin for the second quarter of 2007 decreased to 26.0 percent compared to 27.8 percent for the second quarter of 2006. As a percentage of sales, the merchandise margin decreased 1.5 percent and buying, distribution and occupancy costs increased 0.3 percent. Selling, general and administrative expenses for the second quarter, as a percentage of sales, increased to 25.9 percent from 24.8 percent in last year's second quarter.

        Net earnings for the 13-week second quarter ended August 4, 2007 were $167,000 as compared with net earnings of $2.9 million in the second quarter ended July 29, 2006. Diluted earnings per share were $0.01 per share as compared with $0.21 per share last year.

        During the second quarter of fiscal 2007, the Company repurchased 662,000 shares of its outstanding common stock at a cost of $18.9 million. These repurchases are part of a $50.0 million stock buy-back program, which will terminate upon the earlier of the repurchase of the maximum amount or December 31, 2008. As of August 4, 2007, the amount that remained available under the existing repurchase authorization was $30.8 million. All repurchases under this program have been made utilizing available cash on hand.

        Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, "Our second quarter sales were significantly affected by a decline in customer traffic. Our comparable store sales and traffic declines through most of the second quarter were similar to those experienced in the first quarter. These declines accelerated towards the tail-end of the second quarter and were significantly affected by the shifting of back-to-school dates and sales tax-free days later in August, particularly in Texas and Florida. While sales fell short of our original expectations for the second quarter, we have been aggressive in the liquidation of spring and summer product. Consequently, per-store inventories at August 4, 2007 were flat compared with inventories as of August 5, 2006."

       Net income for the first half of 2007 was $7.5 million, or $0.55 per diluted share, compared with net income of $10.3 million, or $0.75 per diluted share, last year. Net sales for the first six months increased 1.6 percent to $320.5 million from sales of $315.4 million for the same period last year. Comparable store sales for the twenty-six week period ended August 4, 2007 decreased 5.4 percent compared to the twenty-six week period last year ended August 5, 2006. The gross profit margin for the first six months of 2007 decreased to 28.1 percent from 29.3 percent last year. Selling, general and administrative expenses, as a percentage of sales, increased to 24.8 percent in the first six months of 2007 from 24.1 percent last year.

Third Quarter Outlook

       Based on recent sales trends, and due in part to the shift in the retail calendar affecting the second and third quarters, net sales for the third quarter are expected to range from $183.0 million to $186.0 million. On a comparable week-for-week basis, the Company now expects comparable store sales to be flat to slightly positive for the third quarter this year. Consequently, earnings in the third quarter are expected to range from $0.44 to $0.48 per diluted share.

       Commenting on the third quarter outlook, Mr. Lemond said, "We, along with other retailers, have seen lower customer traffic during the second quarter. Although, we have seen traffic declines moderate in the early back-to-school period, our current sales trend leaves us with an expectation of flat to slightly positive comparable store sales in the third quarter.

       "We will continue to manage our inventories and expenses aggressively. Our balance sheet is healthy and will support us as we continue our store expansion program this year and next. We expect to open 25 stores this year and between 30 and 40 stores in 2008."

Store Growth

        Store openings and closings by quarter and for the fiscal year are planned as follows:

	New Stores	Stores Closings
1st Quarter 2007	7	0
2nd Quarter 2007	6	0
3rd Quarter 2007	11	2
4th Quarter 2007	1	2
Fiscal 2007	25	4

       The six stores opened during the second quarter included locations in:

City Austin, TX Bismarck, ND Humble, TX Northway, PA Cleveland Heights, OH Sandusky, OH	Market/Total Stores in Market Austin/5 Minot/1 Houston/7 Pittsburgh/2 Cleveland/5 Cleveland/5

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results and outlook on the third quarter. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 285 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006

Net sales	$154,805	$146,886	$320,458	$315,355
Cost of sales (including buying,
distribution and occupancy costs)	114,558	106,045	230,420	223,064

Gross profit	40,247	40,841	90,038	92,291
Selling, general and administrative
expenses	40,118	36,421	79,443	76,055

Operating income	129	4,420	10,595	16,236
Interest income	(176)	(302)	(510)	(510)
Interest expense	32	42	64	74

Income before income taxes	273	4,680	11,041	16,672
Income tax expense	106	1,818	3,547	6,410

Net income	$167	$2,862	$7,494	$10,262

Net income per share:
Basic	$.01	$.21	$0.56	$.77

Diluted	$.01	$.21	$0.55	$.75

Average shares outstanding:
Basic	13,091	13,353	13,295	13,300

Diluted	13,400	13,715	13,634	13,684

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 4, 2007	February 3, 2007	July 29, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$15,466	$34,839	$25,407
Accounts receivable	1,216	948	1,759
Merchandise inventories	210,043	196,662	203,688
Deferred income tax benefit	2,304	2,088	1,154
Other	10,542	2,605	5,486

Total Current Assets	239,571	237,142	237,494
Property and equipment-net	74,736	74,020	61,822

Total Assets	$314,307	$311,162	$299,316

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$84,859	$70,352	$75,835
Accrued and other liabilities	13,493	14,576	12,629

Total Current Liabilities	98,352	84,928	88,464
Deferred lease incentives	5,442	6,095	5,819
Accrued rent	6,163	6,260	6,356
Deferred income taxes	534	781	1,539
Deferred compensation	3,543	3,149	2,538
Other	795	0	0

Total Liabilities	114,829	101,213	104,716
Total Shareholders' Equity	199,478	209,949	194,600

Total Liabilities and Shareholders' Equity	$314,307	$311,162	$299,316

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended August 4, 2007	Twenty-six Weeks Ended July 29, 2006

Cash flows from operating activities:
Net income	$7,494	$10,262
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	7,834	7,132
Stock-based compensation	830	966
Loss on retirement of assets	389	127
Deferred income taxes	(216)	(691)
Lease incentives	0	127
Other	(334)	(735)
Changes in operating assets and liabilities:
Accounts receivable	(268)	(1,473)
Merchandise inventories	(13,381)	(19,695)
Accounts payable and accrued liabilities	16,739	8,617
Other	(8,710)	(2,876)

Net cash provided by operating activities	10,377	1,761

Cash flows from investing activities:
Purchases of property and equipment	(11,372)	(5,787)
Proceeds from sale of property and equipment	379	7,200
Other	6	2

Net cash (used in) provided by investing activities	(10,987)	1,415

Cash flows from financing activities:
Proceeds from issuance of stock	513	1,813
Excess tax benefits from stock-based compensation	290	355
Common stock repurchased	(19,566)	(241)

Net cash (used in) provided by financing activities	(18,763)	1,927

Net (decrease) increase in cash and cash equivalents	(19,373)	5,103
Cash and cash equivalents at beginning of period	34,839	20,304

Cash and Cash Equivalents at End of Period	$15,466	$25,407